As filed with the Securities and Exchange Commission on December 6, 2021

Registration No. 333-260505

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Chicago Atlantic Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Chicago Atlantic Real Estate Finance, Inc.
420 North Wabash Avenue, Suite 500
Chicago, IL 60611
(312) 809-7002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Cappell
Chief Executive Officer
Chicago Atlantic Real Estate Finance, Inc.
420 North Wabash Avenue, Suite 500
Chicago, IL 60611
(312) 809-7002

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Owen J. Pinkerton, Esq. Daniel R. McKeithen, Esq. Eversheds Sutherland (US) LLP 700 Sixth Street, N.W. Washington, DC 20001 (202) 383-0262	Christopher Bellini, Esq. Seth Popick, Esq. Cozen O’Connor P.C. 33 South 6th Street, Suite 3800 Minneapolis, Minnesota 55402 (612) 260-9000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common stock, $0.01 par value per share	7,187,500	$18.00	$129,375,000	$11,993.07

(1)	Includes 937,500 shares of common stock that the underwriters have the option to purchase.
(2)	Includes the aggregate offering price of additional shares that the underwriters may purchase under their over-allotment option.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Pre-Effective Amendment No. 4 to the Registration Statement on Form S-11 is to file exhibit to the Registration Statement as set forth in Item 36 of Part II, and to incorporate by reference the preliminary prospectus filed with Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 filed on November 30, 2021 (SEC File No. 333-260505). Accordingly, this Pre-Effective Amendment No. 4 to the Registration Statement on Form S-11 consists only of a facing page to the registration statement, the aforementioned preliminary prospectus incorporated by reference herein, this explanatory note and Part II of the Registration Statement on Form S-11, including all exhibits identified as being filed herewith or incorporated by reference herein. This Pre-Effective Amendment No. 4 does not modify any other part of the Registration Statement on Form S-11 included or incorporated by reference into the aforementioned Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11. As a result, the remainder of the contents of the Registration Statement previously filed in Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 are hereby incorporated by reference herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.

Amount to be Paid
SEC Registration Fee	$11,993
FINRA filing fee	26,375
Nasdaq listing fee	150,000
Printing	50,000
Legal fees and expenses	1,581,632
Accounting fees and expenses	175,000
Transfer agent and registrar fees	5,000
Total:	$2,000,000

Item 32. Sales to Special Parties.

On April 1, 2021, Chicago Atlantic Fund, LLC and Chicago Atlantic Fund QP, LLC, each of which is a Delaware limited liability company managed by an affiliate of Chicago Atlantic REIT Manager, LLC (the “Manager”), transferred to Chicago Atlantic Real Estate Finance, Inc. (the “Company”) all of their respective interests in five senior secured loans with a combined amortized cost, plus payment-in-kind interest and accrued interest thereon, of approximately $9.9 million in exchange for 99 shares of the Company’s common stock.

From April 15, 2021 to September 30, 2021, the Company acquired loans at amortized cost of $15,115,029 from affiliates of the Manager in exchange for issuance of 971,443 shares of the Company’s common stock, as well as cash contributions of $92,517,500 to fund loans in exchange for 5,946,100 shares of the Company’s common stock.

On May 1, 2021, the Company acquired 100% of a wholly owned financing subsidiary from an affiliate of the Manager in exchange for the issuance of 481,259 shares of the Company’s common stock. The subsidiary is consolidated into the Company’s consolidated financial statements, and the loans held by the subsidiary are valued at amortized cost, which was $10.8 million as of September 30, 2021.

Item 33. Recent Sales of Unregistered Securities.

On March 31, 2021, in connection with the Company’s incorporation, the Company sold one share of common stock to Andreas Bodmeier in exchange for $100,000 in seed capital. In conducting this private placement, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

In addition, from April 15, 2021 to September 30, 2021, the Company issued an aggregate of 1,151 shares of the Company’s common stock (7,397,477 shares on a post-split basis) in exchange for interests in senior secured loans held by Chicago Atlantic Fund, LLC and Chicago Atlantic Fund QP, LLC, 100% of a wholly-owned financing subsidiary from affiliates of the Company’s Manager and cash to fund REIT-eligible loans with a combined amortized cost of approximately $115.1 million. On November 1, 2021, the Company acquired $7.6 million of additional interests in senior secured loans in existing portfolio companies from its affiliate, Chicago Atlantic CRE Holdings, LLC, at a purchase price, which equaled amortized cost of $7.4 million, in exchange for 475,030 shares of common stock. In conducting these transactions, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits the Company to include a provision in its charter (the “Charter”) limiting the liability of its directors and officers to the Company and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Charter contains a provision that eliminates the Company’s directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires the Company (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits the Company to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Company may not indemnify a director or officer in a suit by the Company or in its right in which the director or officer was adjudged liable to the Company or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits the Company to advance reasonable expenses to a director or officer upon its receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Charter obligates the Company to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter also permits the Company to indemnify and advance expenses to any individual who served any of its predecessors in any of the capacities described above and any employee or agent of the Company or any of its predecessors.

The Company has entered into indemnification agreements with each of its directors and officers whereby it agrees to indemnify such directors and officers to the maximum extent permitted by Maryland law against all expenses and liabilities, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Company has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

We do not currently carry directors’ and officers’ insurance.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Consolidated Financial Statements and Exhibits.

(a) Consolidated Financial Statements. See page F-1 for an index of the consolidated financial statements included in the registration statement.

Exhibit No.	Document
1.1	Form of Underwriting Agreement.(2)
3.1	Articles of Incorporation of Chicago Atlantic Real Estate Finance, Inc.(1)
3.2	Articles of Amendment of Chicago Atlantic Real Estate Finance, Inc.(1)
3.3	Articles of Amendment and Restatement of Chicago Atlantic Real Estate Finance, Inc.(1)
3.4	Amended and Restated Bylaws of Chicago Atlantic Real Estate Finance, Inc.(1)
4.1	Form of Common Stock Certificate of the Registrant.(1)
5.1	Opinion of Venable LLP
8.1	Opinion of Eversheds Sutherland (US) LLP with respect to tax matters.
10.1	Management Agreement, dated May 1, 2021, by and between Chicago Atlantic Real Estate Finance, Inc. and Chicago Atlantic REIT Manager, LLC.(1)
10.2	Form of Indemnification Agreement between the Registrant and each of its directors and officers.(1)
10.3	Form of Registration Rights Agreement, by and among Chicago Atlantic Real Estate Finance, Inc. and the holders thereto.
10.4§	Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan(2)
10.5	Amendment to the Management Agreement.(1)
21.1	List of Subsidiaries of the Registrant.(1)
23.1	Consent of BDO USA LLP, independent registered public accounting firm.(3)
23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.4	Consent of Eversheds Sutherland (US) LLP (included in Exhibit 8.1).
24.1	Power of Attorney (reference is made to the signature page to the Registration Statement).(1)

§	Management contract or compensatory plan or arrangement
(1)	Previously filed as an exhibit to the initial registration statement on Form S-11 (File No. 333-260505) filed with the SEC on October 26, 2021.
(2)	Previously filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-260505) filed with the SEC on November 12, 2021.

(3)	Previously filed as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 (SEC File No. 333-260505) filed with the SEC on November 30, 2021.

Item 37. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 3, 2021.

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ Anthony Cappell
	Name:	Anthony Cappell
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-11 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Anthony Cappell	Chief Executive Officer and Director	December 3, 2021
Anthony Cappell	(Principal Executive Officer)
/s/ Lindsay Menze	Chief Financial Officer	December 3, 2021
Lindsay Menze	(Principal Financial and Accounting Officer)
/s/ *	Director	December 3, 2021
John Mazarakis
/s/ Dr. Andreas Bodmeier	Director	December 3, 2021
Dr. Andreas Bodmeier
/s/ *	Director	December 3, 2021
Peter Sack
/s/ *	Independent Director	December 3, 2021
Dr. Jason Papastavrou
/s/ *	Independent Director	December 3, 2021
Frederick C. Herbst
/s/ *	Independent Director	December 3, 2021
Brandon Konigsberg
/s/ *	Independent Director	December 3, 2021
Donald E. Gulbrandsen
/s/ *	Independent Director	December 3, 2021
Michael L. Steiner

* By:	/s/ Dr. Andreas Bodmeier
Dr. Andreas Bodmeier
Attorney-in-Fact

II-4